As filed with the Securities and Exchange Commission on November 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FREECAST, INC.

(Exact name of registrant as specified in its charter)

Florida	45-2787251
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6901 TPC Drive, Suite 100

Orlando, Florida 32822

(Address of Principal Executive Offices) (Zip Code)

FREECAST, INC. 2021 INCENTIVE AWARD PLAN

(Full title of the plan)

William A. Mobley, Jr.

Chief Executive Officer

FreeCast, Inc.

6901 TPC Drive, Suite 100

Orlando, Florida 32822

(407) 374-1607

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffery Bahnsen, Esq.

Bahnsen Legal Group, PLLC

131 NE 1st Avenue, Suite 100

Boca Raton, Florida 33432

(727) 888-3026

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Item 1 of Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will provide, without charge, upon written or oral request, to each participant in the Plan a copy of any or all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and the other documents required to be delivered to participants pursuant to Rule 428(b) under the Securities Act. Requests should be directed to FreeCast, Inc., Attention: Chief Financial Officer, 6901 TPC Drive, Suite 100, Orlando, Florida 32822, telephone (407) 374-1607.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the Commission on September 28, 2026;

(2)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2026, consisting of the Registrant’s Current Reports on Form 8-K filed with the Commission on July 6, 2026, July 23, 2026, and November 12, 2026 (in each case, other than information furnished rather than filed); and

(3)	The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 11, 2026 (File No. 001-43122), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K filed on September 28, 2026.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Unless expressly incorporated into this Registration Statement, information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K is not incorporated by reference herein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 607.0851 through 607.0859 of the Florida Business Corporation Act (the “FBCA”) govern indemnification and advancement of expenses for directors and officers of Florida corporations. Among other things, Section 607.0851 permits a corporation, subject to specified standards and limitations, to indemnify a director or officer who is a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding. Section 607.0852 requires indemnification of a director or officer who is wholly successful, on the merits or otherwise, in the defense of a proceeding to which the individual was a party because the individual is or was a director or officer. Section 607.0853 permits advancement of expenses in specified circumstances, and Section 607.0857 authorizes a corporation to purchase and maintain insurance on behalf of directors and officers. Section 607.0858 permits a corporation, subject to the FBCA, to provide additional or further indemnification or advancement by its articles of incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. These rights are subject to the limitations set forth in the FBCA, including Section 607.0859.

Article IV of the Registrant’s Second Amended and Restated Articles of Incorporation, as amended, and Article 7 of the Registrant’s Second Amended and Restated Bylaws provide that the Registrant shall indemnify and hold harmless its directors, officers, employees, attorneys and agents to the fullest extent permitted by the laws of the State of Florida, as now or hereafter in effect. These provisions also provide for advancement of expenses, subject to receipt of an undertaking to repay amounts advanced if it is ultimately determined that the person is not entitled to indemnification, and provide that the indemnification and advancement rights are not exclusive of other rights. Except for proceedings to enforce indemnification rights, the Registrant is not obligated to indemnify such persons in connection with proceedings initiated by them unless authorized or consented to by the Board of Directors. The Articles of Incorporation and Bylaws further authorize the Registrant to purchase and maintain insurance on behalf of persons serving in such capacities.

The Registrant maintains directors’ and officers’ liability insurance that provides coverage for certain liabilities incurred by its directors and officers in their capacities as such, subject to the terms, conditions, limits and exclusions of the policy.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description
4.1	Second Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on July 24, 2024).
4.2	Amendment to Second Amended and Restated Articles of Incorporation of the Registrant, effective September 26, 2024 (incorporated by reference to Exhibit 3.1(b) to the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 1, 2024).
4.3	Amendment to Second Amended and Restated Articles of Incorporation of the Registrant, effective December 26, 2024 (incorporated by reference to Exhibit 3.1(c) to the Registrant’s Registration Statement on Form S-1 filed with the Commission on January 14, 2025).
4.4	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 1, 2024).
4.5	FreeCast, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.22(a) to the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 13, 2023).
4.6	FreeCast Stock Option Grant Notice and Award Agreement (incorporated by reference to Exhibit 10.22(b) to the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 13, 2023).
5.1*	Opinion of Bahnsen Legal Group, PLLC
23.1*	Consent of Sadler, Gibb & Associates, LLC
23.2*	Consent of Bahnsen Legal Group, PLLC (included in Exhibit 5.1)
107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on November 13, 2026.

FREECAST, INC.

By:	/s/ William A. Mobley, Jr.
William A. Mobley, Jr.
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William A. Mobley, Jr.	Chief Executive Officer and Chairman of the Board of Directors	November 13, 2026
William A. Mobley, Jr.	(Principal Executive Officer)

/s/ Jonathan Morris	Chief Financial Officer and Director	November 13, 2026
Jonathan Morris	(Principal Financial and Accounting Officer)

/s/ Eric Seidel	Director	November 13, 2026
Eric Seidel